EXHIBIT 10.1

HireRight, Inc.

2008 Executive Short-term Incentive Plan

HireRight’s objective with respect to executive compensation is to establish programs which attract, retain and motivate talented and qualified executives and align their compensation with our overall business strategies, values and performance. The primary objective of the Executive Short-term Incentive Plan (“Plan”) is to drive and reward increased stockholder value achieved through meeting or exceeding the 2008 financial and customer satisfaction objectives.

Eligibility

Participants in the Plan are the Chief Executive Officer (“CEO”) and those HireRight executives reporting directly to the CEO in a leadership capacity over a HireRight department or division and other key executives as approved by the Compensation Committee of the HireRight Board of Directors (“Committee”).

HireRight executives must have commenced work in an eligible position prior to the beginning of the fourth quarter and remain employed with HireRight until the day the bonus is paid to be eligible.  Bonuses for associates who become eligible during the year will be adjusted on a pro-rated basis.  Bonuses for executives who receive a promotion to a position with a higher bonus target during the year will be adjusted on a pro-rated basis consistent with the time in each position.  Bonuses for executives who are on medical, family or other leave during the year will be adjusted on a pro-rata basis consistent with their time worked during the year.

Administration

The Committee will approve the Plan.  The Committee will approve the annual financial targets under the Plan.

Bonuses under the Plan, if any, will be paid after the end of the 2008 fiscal year and between January 1, 2009 and March 15, 2009.  Bonus payments will be based on HireRight’s achievement of its financial goals and customer satisfaction results.  All payments under the Plan are subject to the sole discretion of, and must be approved by, the Committee.  Accordingly, each individual’s subjective personal contribution may be taken into account by the Committee, based upon input from the CEO. The Committee, with input from the full HireRight Board of Directors, will determine the CEO’s bonus payment.

The Committee will evaluate the Plan for effectiveness and modify as appropriate.  The Plan is subject to change or cancellation from quarter to quarter at the sole discretion of the Committee.

Target Incentives

Short-term Incentive Targets are determined based on a percentage of base salary consistent with competitive market variable compensation targets.  The following bonus targets are applicable under the Plan:

Position	Annual Target as % of Base Salary
CEO	50%
VP, Worldwide Sales	60%
Other Plan Participants	35%

Metrics

The potential bonus for all participants will be based on HireRight’s results for the following metrics:  40% on operating income, 25% on fully diluted earnings per share, 20% on service revenue, and 15% on customer satisfaction.

Metrics Definitions and Targets

The following definitions describe the metrics upon which the Plan is based.

Operating Income – Operating Income is measured by the extent to which HireRight has met its stated operating income plan for the quarter and the year as described in HireRight’s annual operating plan.  The Board of Directors and executive management establish the operating income plan at the beginning of each fiscal year.

Earnings per Share – Earnings per share is measured by the extent to which HireRight has met its stated fully diluted earnings per share plan for the quarter and the year as described in HireRight’s annual operating plan.  The Board of Directors and executive management establish the earnings per share plan at the beginning of each fiscal year.

Revenue – Revenue is measured by the extent to which HireRight has met its stated service revenue plan for the quarter and the year as described in HireRight’s annual operating plan.  The Board of Directors and executive management establish the revenue plan at the beginning of each fiscal year.

Overall Customer Satisfaction - An outside firm will conduct a quarterly survey of a sampling of HireRight’s customer base to measure customer satisfaction.  The areas addressed in the survey are developed in consultation with our survey provider and are focused on supporting our objective of customer retention.

Bonus Pool Funding

Operating Income:  The operating income portion may be funded to the extent HireRight can still meet its planned operating income for the quarter.

Earnings per Share:  The earnings per share portion may be funded to the extent HireRight can still meet its planned earnings per share plan for the quarter.

Revenue:  The revenue portion of the Plan may be funded as follows:

Revenue Plan Achievement	100%	98% to 99.9%	96% to 97.9%	94% to 95.9%	Less than 94%
Funding%	100%	75%	50%	25%	0%

Overall Customer Satisfaction:  The overall customer satisfaction portion may be funded based on the results of the quarterly customer satisfaction survey.

Provided that HireRight achieves its annual targets, the Committee may, in its sole discretion, make up any quarterly funding shortfall at the time of the annual bonus payment.

Over Achievement Bonus

In the event HireRight exceeds its annual operating income target, up to 15% of the excess operating income may be granted to the participants in the Plan at the discretion of the Committee.  The amount of the over achievement bonus payable to each participant is completely discretionary and is recommended by the CEO (for participants other than himself) and subject to the approval of the Committee.  The Committee, with input from the full HireRight Board of Directors, will determine the CEO’s over achievement bonus payment.  In no event will an individual’s over achievement bonus exceed two times his or her annual target bonus amount.

Bonus Calculation

The final bonus calculation and payment amount, if any, will be determined once HireRight’s annual results are finalized.  The bonus will not be deemed earned until after the end of the fiscal year, and the participant must be an active employee at the time bonus is paid in order to be eligible for the payment.